Exhibit 5.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

November 8, 2023

RTX Corporation
1000 Wilson Blvd.
Arlington, Virginia 22209
(781) 522-3000

Re: RTX Corporation Current Report on Form 8-K filed on November 8, 2023

Ladies and Gentlemen:

We have acted as special outside counsel to RTX Corporation (formerly known as Raytheon Technologies Corporation and, prior thereto, as United Technologies Corporation), a Delaware corporation (the “Company”), in connection with the sale by the Company to the Underwriters (as defined in the Underwriting Agreement dated November 6, 2023 (the “Underwriting Agreement”) between the Company and the Underwriters listed in Schedule I to the Pricing Agreement dated November 6, 2023 (the “Pricing Agreement”) between the Company and the Representatives), pursuant to the Registration Statement on Form S-3ASR (File No. 333-267564) (the “Registration Statement”) of $1,250,000,000 aggregate principal amount of the Company’s 5.750% Notes due 2026 (the “Notes due 2026”), $500,000,000 aggregate principal amount of the Company’s 5.750% Notes due 2029 (the “Notes due 2029”), $1,000,000,000 aggregate principal amount of the Company’s 6.000% Notes due 2031 (the “Notes due 2031”), $1,500,000,000 aggregate principal amount of the Company’s 6.100% Notes due 2034 (the “Notes due 2034”) and $1,750,000,000 aggregate principal amount of the Company’s 6.400% Notes due 2054 (the “Notes due 2054”), each issued under the Amended and Restated Indenture dated as of May 1, 2001 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York), as Trustee (the “Trustee”).

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company and public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter, including (a) the Registration Statement; (b) the base prospectus, dated September 22, 2022, included in the Registration Statement, but excluding the documents incorporated therein; (c) the Preliminary Prospectus Supplement dated November 6, 2023, as filed with the Commission pursuant to Rule 424(b)(2) under the Act, but excluding the documents incorporated by reference therein; (d) the final term sheet dated November 6, 2023, as filed with the Commission pursuant to Rule 433 under the Act; (e) the Prospectus Supplement dated November 6, 2023, as filed with the Commission pursuant to Rule 424(b)(2) under the Act, but excluding the documents incorporated by reference therein; (f) a copy of the Amended and Restated Certificate of Incorporation of the Company, a copy of the Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company and a copy of the Bylaws of the Company as amended and restated, each as set forth in the certificate of the Secretary of the Company, dated the date hereof; (g) the Indenture; (h) a copy of the Global Notes for each series (CUSIP No. 75513E CT6 for the Notes due 2026, CUSIP No. 75513E CU3 for the Notes due 2029, CUSIP No. 75513E CV1 for the Notes due 2031, CUSIP No. 75513E CW9 for the Notes due 2034, and CUSIP No. 75513E CX7 for the Notes due 2054), represented by Certificates No. 001, 002 and 003 (for the Notes due 2026), Certificate No. 001 (for the Notes due 2029), Certificates No. 001 and 002 (for the Notes due 2031), Certificates No. 001, 002 and 003 (for the Notes due 2034), and Certificates No. 001, 002, 003 and 004 (for the Notes due 2054) (collectively, the “Notes”), each dated as of November 8, 2023; (i) executed copies of the Underwriting Agreement and the Pricing Agreement; (j) resolutions of the Board of Directors of the Company relating to the issuance of the Notes; and (k) the Designated Officers’ Certificate of the Company dated the date hereof establishing the terms of the Notes (the “Officers’ Certificate”). In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; (iv) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; and (v) the Underwriting Agreement and Pricing Agreement have been duly authorized and validly executed and delivered by the Underwriters. We have assumed that the terms of the Notes have been established so as not to, and that the execution and delivery by the parties thereto and the performance of such parties’ obligations under the Notes will not, breach, contravene, violate, conflict with or constitute a default under (1) any law, rule or regulation to which any party thereto is subject (excepting the laws of the State of New York and the federal securities laws of the United States of America as such laws apply to the Company); (2) any judicial or regulatory order or decree of any governmental authority; or (3) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. We also have assumed that the Indenture and the Notes are the valid and legally binding obligation of the Trustee. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others. We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies, and the authenticity of the originals of such copies.

RTX Corporation

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal securities laws of the United States of America, in each case as in effect on the date hereof.

Based upon the foregoing, and subject to the assumptions, limitations, qualifications, exceptions and comments set forth in this letter, we advise you that, in our opinion, the Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Indenture, the Underwriting Agreement, the Pricing Agreement and the Officers’ Certificate, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration, or (vi) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

RTX Corporation

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provisions contained in the Notes, the Indenture and the Officers’ Certificate. We express no opinion as to the ability of another court, federal or state, to accept jurisdiction and/or venue in the event the chosen court is unavailable for any reason, including, without limitation, because of natural disaster, act of God, human health or safety reasons or otherwise (including, without limitation, a pandemic).

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of a copy of this letter as an exhibit to the Company’s Current Report on Form 8-K, filed on November 8, 2023, and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Validity of the Securities.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz